Exhibit 99.1

Superior Industries Reports
First Quarter Results

Net Income Was $0.34 Per Share

     VAN NUYS, CALIFORNIA - April 22, 2005 - Superior Industries International, Inc. (NYSE:SUP) today announced operating results for the first quarter of 2005.

First Quarter Results

     For the three months ended March 31, 2005, revenue decreased 9.5% to $211,915,000 from $234,191,000 for the first quarter of 2004, reflecting an 11.4% decline in wheel revenue to $202,144,000 from $228,201,000 and a 63% increase in components revenue to $9,771,000 from $5,990,000. Unit wheel shipments declined 17.1%. Net income was $8,931,000, or $0.34 per diluted share, compared to net income of $13,667,000, or $0.51 per diluted share, for the first quarter of 2004.

     The tax provision in the first quarter of 2005 reflected an estimated tax rate of 24.5% versus 34.5% in the same period a year ago and the annual rate of 32.5% for the full year 2004. The principal factors impacting the lower rate in 2005 were the relationship of federal and state tax credits, permanent tax differences and foreign income, which is taxed at rates other than statutory, to a lower estimated pretax income for the year 2005. Excluding the change in the effective tax rate, net income and earnings per share in the current period would have been in line with our prior guidance and analysts’ estimates for the quarter.

     The company’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $1,661,000 for this year’s first quarter compared to $2,172,000 a year ago on lower shipment volumes.

     The operating loss from Superior’s aluminum suspension components business was $3,055,000 for this year’s first quarter compared to a loss of $2,943,000 for the same period of 2004.

     At March 31, 2005, working capital was $276,600,000, including cash and short-term investments of $111,400,000.

Strategic Review

     “Globalization remains our primary focus for 2005, both in terms of its impact on pricing and on the investments we have made. We will continue to transform Superior into a truly global company in the years ahead,” said President and Chief Executive Officer Steven Borick.

     The CEO continued, “Pricing remains intensely competitive despite occasional signs that the dramatic pressure experienced throughout the industry last year may be moderating. Our strategy has not changed. We are reducing costs by enhancing efficiency and increasing automation in all of our plants, and reducing costs for the long run by taking advantage of global manufacturing opportunities. Our third facility in Mexico will set the standard for cast aluminum wheel manufacturing when it comes on-line in 2006. We are also moving forward with our plans to establish a joint venture manufacturing presence in China, and we are evaluating opportunities to bring Superior’s unparalleled manufacturing know-how to other parts of the developing world as well.

     “We are doing what must be done to ensure Superior’s continued leadership in the global OEM automotive industry. Our strategic plan is sound, we have the financial strength to make the investments required to realize it, and our dedicated, experienced management team is fully committed to its successful implementation. This is a winning combination. In the meantime, Superior is profitable and continues to generate substantial cash flow while we set the stage for an exciting future.”

Conference Call

     Superior will host a conference call beginning at 10:00 AM PT (1:00 PM ET) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the webcast. The webcast replay will be available at this same internet address approximately one hour after the conclusion of the conference call.

     In addition to reviewing the company’s first quarter results, during the conference call the company also plans to discuss the outlook for the second quarter, as well as other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries

     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Condensed Statements of Income (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31
	2005	2004
Net Sales	$211,915	$234,191
Costs and Expenses
Cost of Sales	197,761	209,620
Selling and Administrative Expenses	5,058	5,882

Income From Operations	9,096	18,689

Equity in Earnings of Joint Ventures	1,667	2,183
Interest Income, net	1,125	591
Miscellaneous Expense, net	59	598

Income Before Income Taxes	11,829	20,865
Income Taxes	2,898	7,198

Net Income	$8,931	$13,667

Earnings Per Share:
Basic	$0.34	$0.51
Diluted	$0.34	$0.51

Weighted Average and
Equivalent Shares Outstanding:
Basic	26,625,000	26,704,000
Diluted	26,642,000	26,978,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Condensed Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of March 31
	2005	2004
Current Assets	$362,458	$410,956
Property, Plant and Equipment, net	281,486	266,846
Investments and Other Assets	102,357	56,397

	$746,301	$734,199

Current Liabilities	$85,838	$107,396
Long-Term Liabilities	52,718	28,046
Shareholders’ Equity	607,745	598,757

	$746,301	$734,199